Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 4th day of August 2010, by and between TECO Energy, Inc. (“TECO”), a Florida corporation, and Sherrill W. Hudson, (“Executive”):

WITNESSETH:

Whereas, Executive has served as Chief Executive Officer and Chairman of the Board of TECO and its principal subsidiary, Tampa Electric Company, since July 6, 2004; and

Whereas, the Board of Directors of TECO and Tampa Electric Company wish to split the positions of Chairman and Chief Executive Officer as part of their management succession planning, with the appointment of a new Chief Executive Officer and with Executive continuing to serve as Chairman of the Board of Directors of both TECO and Tampa Electric Company as part of a new role as Executive Chairman during the term of this Agreement;

Now therefore, it is agreed as follows:

1.	Duties of Executive: The Executive is employed by TECO to render services on behalf of TECO as Executive Chairman and shall report directly to the Board of Directors of TECO. The Executive shall preside at all meetings of TECO’s Board of Directors at which he is present. Additionally the Executive shall provide for the proper flow of information to and from the Board of Directors, oversee TECO’s long-term strategic planning processes, mentor and advise the Chief Executive Officer, assist in promoting effective relations between TECO and its external stakeholders and promote the highest standards of ethical conduct by TECO and its team members. Executive shall also perform the same duties for Tampa Electric Company as he performs for TECO.

2.	Conflicts of Interest: The Executive will devote his business time, attention, skill, and energy to the business of TECO and its subsidiaries, will use his best efforts to promote the success of TECO’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of TECO. The Executive shall not be allowed to serve as a member of more than three other public company boards without TECO consent. The Executive shall not engage in or carry on or be employed by, directly or indirectly, any other business or profession without the consent of TECO; provided, however, that nothing herein contained shall prohibit the Executive from investing or trading in stocks, bonds, commodities, or other securities (including controlling interests in privately held companies that do not compete with TECO) or forms of investments, including real property.

Exhibit 10.1

3.	Compensation: TECO shall pay to the Executive as compensation for his services annual base compensation for calendar years as follows and shall not be eligible for any annual increases (Payments shall be made in accordance with TECO’s normal pay practices for exempt team members.):

	Annual Pay Rate
2010	$430,000	(actual amount to be $176,712.33 for period of August 4 – December 31, 2010)
2011	$325,000
2012	$270,000

The Executive shall also be eligible to participate in TECO’s Annual Incentive officer bonus program. Executive’s 2010 bonus shall be determined by adding the results of two separate calculations, the first calculation of bonus from January 1, 2010 through August 3, 2010 shall be calculated using Executive’s goals, target (80%) and actual base compensation during that period and the second calculation shall use a 75% target, $176,712.33 base compensation and Executive’s goals for that period. For 2011 and 2012, Executive’s bonus shall be calculated using Executive’s goals, a seventy-five percent (75%) target and Executive’s then base compensation.

4.	Benefits: The Executive shall be eligible to participate in TECO’s Equity Incentive Plan and receive grants at the same time and under the same terms and conditions as other TECO officers, except that the target amount of such grants shall be based on 150% of Executive’s then annual base salary. For purposes of Executive’s time-based restricted stock, Executive’s retirement on January 1, 2013 shall be considered a normal retirement and appropriate for removal of the restrictions on the shares. Executive shall be eligible to elect coverage from TECO’s benefit plans in which other exempt employees participate that may be in effect from time to time in accordance with each plan’s terms and conditions.

5.	Term of Agreement: Subject to the provisions of Section 6 hereof regarding termination, the term of this Agreement shall commence August 4, 2010, and shall continue until 11:59 PM, December 31, 2012 (“Term”). Executive shall retire from employment effective as of January 1, 2013 and shall not be entitled to any severance payments upon such retirement.

6.	Termination of Agreement; Severance:

a.	TECO may terminate this Agreement at any time for Cause. A termination for cause shall follow the same procedures and definitions as provided in paragraph 3(ii) of Executive’s change in control agreement dated July 30, 2008.

b.	Executive may terminate this Agreement at any time upon 15 days written notice to TECO. If Executive terminates this Agreement with such notice, Executive shall be paid for any compensation earned through the date of termination but shall not be entitled to any further salary payments or benefits from TECO.

Exhibit 10.1

c.	The Executive shall only be entitled to a severance payment if this Agreement is terminated by TECO other than for Cause and if Executive signs (and has not revoked prior to the expiration of the applicable revocation period) the release attached as Exhibit A no later than 30 calendar days from the date of termination. Such payment shall be made within 15 calendar days of the expiration of the applicable revocation period. In such event, such payment shall be equal to 100% of the Executive’s base salary plus target bonus for the remainder of the Term. Notwithstanding anything to the contrary in this Agreement, if Executive is entitled to any payments under Executive’s change in control agreement dated July 30, 2008, then Executive shall not receive any severance payments under this Agreement.

7.	Disability or Death of Executive:

a.	If Executive is unable to perform his services for a continuous period of at least six (6) months by reason of illness or incapacity, his compensation shall be continued during such period. Thereafter, the compensation otherwise payable to him during a continuing period of illness or incapacity shall be terminated. Executive’s full compensation shall be reinstated upon his return to employment and the discharge of his duties hereunder. To the extent that Executive is paid disability benefits under any policy of insurance purchased by TECO, or the premiums of which are paid for by TECO, the payments due pursuant to this subparagraph shall be correspondingly reduced.

b.	This Agreement shall terminate automatically upon the death of the Executive. Compensation shall thereafter no longer accrue to the Executive, but compensation accrued but not yet paid shall be promptly paid to the Executive’s estate.

8.	Non-Disclosure of Information.

The Executive, during his employment with TECO, has had and will continue to have access to and become familiar with information concerning the business and affairs of TECO including but not limited to strategic plans, methods of operation and training, quality control, budgeting and purchasing and financial information and data used by TECO in carrying out its business. The Executive shall not disclose any of the above-stated information or records, directly or indirectly, nor use them in any way, either during the term of his employment or at any time thereafter, except as required in the course of his/her employment. All information and items set forth above, including but not limited to information that would be detrimental to the business of TECO if disclosed, whether prepared by the Executive, or otherwise coming into his/her possession, shall be assigned immediately for no additional consideration to and remain the exclusive property of TECO.

Exhibit 10.1

The parties hereto agree that damages at law, including but not limited to monetary damages, will be insufficient remedy to TECO in the event that the confidentiality provision of this Section is violated and that, in addition to any remedies or rights that may be available to TECO, all of which other remedies or rights shall be deemed to be cumulative, retained by TECO and not waived by the enforcement of any remedy available hereunder, including but not limited to the right to sue for monetary damages, TECO also shall be entitled, upon application to a court to competent jurisdiction, to obtain injunctive relief, including but not limited to a temporary restraining order to temporary, preliminary or permanent injunction, to enforce the provisions of this Section.

9.	Compliance with 409A:

This Agreement is intended to comply with the restrictions contained in Section 409A of the Internal Revenue Code and the final Treasury Regulation thereunder. This Agreement shall be construed in a manner to give effect to such intention. Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and the regulations thereunder and determined pursuant to procedures adopted by TECO) and he experiences a “separation from service” (including in respect of his position as a member of the Board) and if any portion of the payments or benefits to be received by the Chairman upon such a “separation from service” would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Chairman’s separation from service and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Chairman’s separation from service shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Chairman’s separation from service or (ii) Chairman’s death.

10.	Entire Agreement: This Agreement and the Executive’s change in control agreement dated July 30, 2008 contain the entire understanding between the parties hereto with respect to the Executive’s employment with TECO.

11.	Amendment and Waiver: This Agreement may not be modified or amended except by an instrument in writing duly executed by the parties hereto. No waiver of compliance or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

12.	Severability of Provisions: The invalidity or unenforceability of any particular provision hereof shall not affect the remaining provision of the Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Exhibit 10.1

13.	Counterparts: This Agreement may be executed in one or more counterparts, and such counterparts shall constitute one and the same instrument.

14.	Captions: Captions used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

15.	Waiver of Jury Trial: TECO and Executive hereby waive any rights each of them may have to a trial by jury.

16.	Governing Law and Venue: This Agreement has been negotiated and prepared and shall be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida. The parties to this Agreement agree that jurisdiction and venue shall properly lie in Hillsborough County, Florida, or in the United States District Court for the Middle District of Florida (Tampa Division), with respect to any legal proceedings arising from this Agreement and further the parties waive any objections that venue is not proper in those jurisdictions.

17.	Notices: Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given upon receipt when so delivered in person, by overnight courier or after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

i)	if to TECO:

TECO Energy, Inc.

702 North Franklin Street

Tampa, FL 33602

Attn:  General Counsel

ii)	if to Executive:

Sherrill W. Hudson

745 San Esteban Avenue

Coral Gables, FL 33146

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed the day and year first above written.

TECO Energy, Inc.

By:	/s/ Paul L. Whiting	/s/ Sherrill W. Hudson
Name:	Paul L. Whiting	Sherrill W. Hudson
Title:	Chairman of the Compensation Committee of the Board of Directors

Exhibit 10.1

EXHIBIT A

RELEASE OF CLAIMS

SHERRILL W. HUDSON

TECO ENERGY, INC.

For and in consideration of the payment made to Executive pursuant to Section 6(c) of the Employment Agreement, the Executive, for himself, his heirs, executors, administrators, successors and assigns acknowledges that the payment being made as consideration is in addition to anything of value to which he is entitled and accordingly hereby releases and agrees to hold harmless TECO from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, or damages (compensatory, consequential or punitive) against TECO that the Executive, his heirs, executors, administrators, successors, and assigns, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whatsoever, that has happened, developed or occurred on or before the date of this Release, arising out of the Executive’s employment (other than Workers’ Compensation claims pending or otherwise related to such employment) with or termination of employment from TECO or retirement therefrom, including, but not limited to, claims for wrongful termination, discrimination, retaliation, invasion of privacy, defamation, slander, and/or intentional infliction of emotional distress, any rights to a grievance proceeding and those arising under any federal, state, or local discrimination or civil rights or labor laws and/or rules or regulations, and/or common law, whether in contract or in tort, as they relate to the employment relationship of the Employee/Employer (including without limitation claims arising under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act (29 USC §626), Title VII of the Civil Rights Act of 1964, Worker Adjustment and Retraining Notification Act (29 USC §2101-2109), or the Employee Retirement Income Security Act, as such laws have been or may be amended from time to time).

TECO and the Executive agree that by entering into this Release the Executive does not waive claims that may arise after the date of execution of this Release.

The Executive acknowledges and agrees that this Release shall not be construed as an admission by TECO of any improper or unlawful actions or of any wrongdoing whatsoever against the Executive or any other person, and TECO expressly denies any wrongdoing whatsoever against the Executive or any other person.

For the purposes of this Release, “TECO” shall include TECO Energy, Inc., Tampa Electric Company, Peoples Gas System, TECO Coal Corporation, TECO Guatemala, Inc., TECO Partners, Inc, their subsidiaries and affiliates, and any agent, officer, director, or employee thereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE AS FOLLOWS: I HAVE READ THIS GENERAL RELEASE CAREFULLY;

1.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS GENERAL RELEASE AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

2.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT;

Exhibit 10.1

3.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

WITNESSES:

By:
Sherrill W. Hudson

DATE SIGNED: